Contact:
Mark Burgess, CEO
813-884-0000
Anchor Glass Arranges $15 Million Secured Term Facility
TAMPA, Florida, August 17, 2005 - Anchor Glass Container Corporation (NASDAQ:AGCCQ) announced today that effective August 10, 2005, the Company arranged a $15 million debtor-in-possession secured term financing facility through a group of financial institutions that are members of an ad hoc committee consisting of holders of a majority in principal amount of the Company’s $350 million 11% Senior Secured Notes due 2013. This new facility supplements the secured revolving debtor-in-possession facility provided by Wachovia Capital Finance, for itself and as agent for other lenders, in the maximum amount of $115 million, subject to availability. Members of the same ad hoc committee have expressed a willingness, subject to negotiation of documentation and completion of due diligence, to provide a $125 million term facility, part of which will be used to repay the existing pre- and post-petition credit facilities, with the balance to be used for working capital.
“This additional credit facility provides us with additional liquidity and flexibility to operate our business while we work through the reorganization of the Company,” said Mark Burgess, Chief Executive Officer.
About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the outcome of the Chapter 11 proceedings, the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; changes in environmental and other government regulations; and actions that may be taken by creditors and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.